Exhibit 02

Aspen Group Completes Private Placement

--Company raises $ 1.68 million Cdn as part of plan to return to profitability--

OKLAHOMA CITY, Oklahoma February 11, 2003 -- Aspen Group Resources Corporation, (TSX: ASR, OTCBB: ASPGF) (“Aspen” or the “Company”), today announced that it has completed a private placement of 12 million Units at $0.14 each for gross proceeds of $1.68 million Cdn.  Each Unit is comprised of one common share and one half of one common share purchase warrant with each whole common share purchase warrant exercisable for one common share at a price of $0.18 until August 10, 2004. The Units were issued pursuant to an agency agreement with Dundee Securities Corporation. The common shares and warrants issued will carry a four-month hold period under Canadian securities laws from the date of close.

The private placement is a component in management’s plan for returning the Company to profitability. Net proceeds from the offering will be used for working capital purposes, including maintenance on the Company’s US and Canadian gas producing properties, and used to reduce debt.

“We are committed to turning Aspen back into a growing, profitable enterprise,” stated Robert Calentine, CEO of Aspen. “Since accepting the position of CEO in October of last year, we have made excellent progress in accessing and addressing the challenges Aspen faces. This infusion of capital is one of the first of several significant steps in the process of turning this company around.”

In addition to completing the private placement, Aspen is addressing other areas of its operations in order to reduce operating expenses, rationalize its portfolio US and Canadian properties and rejuvenate its drilling and production programs. To date, the Company has taken several steps in this process including:

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Significant staff reductions and the initiation company-wide cost controls including the relocation of the Company’s Oklahoma City offices to more efficient, cost effective facilities. The net effect of these reductions will have a small impact on the fourth quarter results, but should become very apparent throughout 2003.

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A thorough review of the Company’s operations, assets, and reserves for the purpose of determining the properties, which provide Aspen the highest production and growth potential. The Company has identified several properties that have been deemed non-core and will be sold in order to raise additional capital for re-investment into core areas and further reduction of debt. Through this review, Aspen has also determined that it will focus solely on natural gas which currently accounts for 85 percent of its current production Therefore, management has elected to monetize one of its oil producing assets, which is located in the El Dorado Field in Kansas.

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The Company is currently in advanced negotiations with its lender regarding the default in its credit facility and believes that it can resolve these issues and repair the relationship with this institution.

“We are also in the final steps of identifying the right people to aide us in this process. Aspen has some very good internal resources and we will draw on those in order to create a new management team to lead this Company. With their input, we intend to finalize and execute a formal business plan that will provide the best opportunity to make Aspen a sustainable, growing and profitable company once again,” added Mr. Calentine. “We look forward to reporting back to our shareholders soon on our progress.”

Aspen Group Resources Corporation is an independent oil and natural gas producer engaged in the acquisition, exploration, production and development of oil and natural gas properties in the Mid Continent Region in the US and Western Canada. Aspen’s shares trade on The Toronto Stock Exchange under the symbol ASR and on the OTCBB under the symbol ASPGF.

Additional information on Aspen Group Resources Corporation is available from:

Kevin O’Connor

Carla Driedger

Corporate Secretary

877-775-8734

403-777-9152

koconnor@asgrc.com

carla.driedger@cmt.net

Or visit the Company’s website at www.asgrc.com

Portions of this document include “forward-looking statements”, which may be understood as any statement other than a statement of historical fact.  Forward-looking statements contained in this document are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may vary materially from management’s expectations and projections expressed in this document.  Certain factors that can affect the Company’s ability to achieve projected results are described in the Company’s Annual Report on Form 10-KSB and other reports filed with the Securities and Exchange Commission.  Such factors include, among others, production variances from expectations, uncertainties about estimates of reserves, volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund operations, environmental risks, drilling and operating risks, risks related to exploratory and developmental drilling, competition, government regulation, and the ability of the company to implement its business strategy.